Exhibit 99.1

DPL ANNOUNCES RESULTS OF DEBT TENDER OFFERS

Dayton, OH, August 11, 2005—DPL Inc. (NYSE: DPL) announced today the results of its previously announced offers to purchase the notes listed in the table below for a maximum aggregate purchase price of up to $246 million (the “Maximum Tender Offer Amount”) pursuant to the Offer to Purchase dated July 14, 2005 (the “Offer to Purchase”).  The offers commenced on July 14, 2005 and expired at 12:00 midnight, New York City time, on August 10, 2005.

A total aggregate principal amount of approximately $571.8 million of the notes have been tendered and not validly withdrawn through the expiration of the offers.  At settlement (scheduled for later today), the Company will pay approximately $252.9 million in total (including accrued and unpaid interest) for all notes validly tendered and accepted for purchase.

The Company’s offers consisted of one offer (the “Maximum Tender Offer”) to purchase an amount of the Company’s 8.125% Capital Securities due 2031 (the “2031 Notes”) for a maximum aggregate purchase price of up to the Maximum Tender Offer Amount and two additional offers (each a “Contingent Tender Offer”), one to purchase an amount of the Company’s 6.875% Senior Notes due 2011 (the “2011 Notes”) and the second to purchase the 8.0% Senior Notes due 2009 (the “2009 Notes”) for an aggregate purchase price equal to the excess, if any, of the Maximum Tender Offer Amount over the aggregate purchase price for the 2031 Notes accepted for purchase by the Company in the Maximum Tender Offer.  Because the aggregate principal amount of notes validly tendered exceeded the Maximum Tender Offer Amount, the Company will accept notes tendered in the order described above and based on the priority level set forth below.

The following table provides the aggregate principal amount of the 2031 Notes, 2011 Notes and 2009 Notes validly tendered and accepted for purchase:

Title of Security; CUSIP Number	Principal Amount Outstanding	Priority Level	Aggregate Principal Amount Tendered by Expiration Date	Aggregate Principal Amount of Tendered Notes Accepted for Purchase
Maximum Tender Offer

8.125% Capital Securities due 2031; 23330AAC4	$300,000,000	N/A	$105,004,000	$105,004,000
Contingent Tender Offers

6.875% Senior Notes due 2011; 233293AH2	$400,000,000	1	$365,803,000	$102,625,000

8.0% Senior Notes due 2009; 233293AJ8	$175,000,000	2	$101,000,000	$0

The Company will accept tendered 2011 Notes based on the pro ration procedure set forth in the Offer to Purchase.  The pro ration factor with respect to the 2011 Notes will be 0.280711399675083.  No 2009 Notes will be accepted for purchase.  Notes not accepted for purchase will be promptly returned to the tendering holder (or if tendered through DTC, will be promptly credited to the relevant account at DTC in accordance with DTC’s procedures).

The Company has engaged Morgan Stanley & Co. Incorporated as dealer manager for the offers.  Persons with questions regarding the offers should be directed to Morgan Stanley toll-free at (800) 624-1804 or collect at (212) 761-1864 (attention: Arthur Rubin).  Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the offers, toll-free at (866) 612-1500 or collect at (212) 430-3774.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the debt securities.  The offers were made solely by the Offer to Purchase and the related Letter of Transmittal.

About DPL

DPL Inc. (NYSE:DPL - News) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements”.  Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contact:
DPL Medialine, 937-224-5940